Exhibit 99.1
FOR IMMEDIATE RELEASE

DATE:	October 27, 2011
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009
BENEFICIAL MUTUAL BANCORP, INC. REPORTS THIRD QUARTER NET INCOME OF $4.1 MILLION
PHILADELPHIA, PENNSYLVANIA, October 27, 2011 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank” or the “Company”), today announced its financial results for the three and nine months ended September 30, 2011.
Beneficial recorded net income of $4.1 million, or $0.05 per share, for the quarter ended September 30, 2011, compared to a net loss of $21.7 million, or $0.28 per share, for the quarter ended September 30, 2010. Net income for the nine months ended September 30, 2011 totaled $5.2 million or $0.07 per share, compared to a net loss of $8.6 million, or $0.11 per share, for the nine months ended September 30, 2010. Net income for the nine months ended September 30, 2011 included $5.1 million of restructuring charges related to the implementation of an expense management reduction program during the first quarter of 2011. Net loss for the quarter and nine months ended September 30, 2010 was driven by a provision for loan losses of $51.1 million and $62.2 million, respectively, due to specific reserves required for commercial real estate loans. During the quarter ended September 30, 2011, we repurchased approximately 274,000 shares of our stock and adopted a new stock repurchase program that will enable us to acquire up to 2,500,000 shares, or 7.0% of the Company’s outstanding common stock. Capital levels improved and remain strong with tangible capital to tangible assets increasing to 11.2% at September 30, 2011 compared to 10.2% at December 31, 2010.
Gerard Cuddy, Beneficial’s President and CEO, stated, “During the third quarter, we continued to see improved profitability and capital levels as a result of the initiatives we have put in place during the year. We also are encouraged by the second consecutive quarter where we saw stabilization in our non-performing assets.”
“However, we remain concerned about economic conditions and the interest rate environment and believe we are in a period of slow growth that will last well past 2012. The local and national market data for housing, unemployment, retail sales, and business confidence coupled with the international banking crisis, will continue to restrain economic growth and compress industry margins. This outlook has shaped our thinking with regard to strategic and financial planning, capital management, and talent acquisition. Despite low loan demand, we are continuing to prudently expand our lending and credit teams to reposition the balance sheet while taking market share.”
“The only sign of encouragement on the economy thus far this year is that the American consumer appears to be emerging as the only rational player, working to meet their obligations, de-lever, and return to a savings rate and discipline that has been missing for the last decade.”
Although credit costs have decreased from the prior year, credit costs continue to have a significant impact on our financial results. During the three and nine months ended September 30, 2011, the Bank recorded a provision for credit losses in the amount of $9.0 million and $29.0 million, respectively, compared to $51.1 million and $62.2 million for the three and nine months ended September 30, 2010, respectively. We have begun to see some stabilization in our credit quality as non-performing assets remained relatively constant for the quarter at $163.5 million as compared to $162.6 million at June 30, 2011 and $161.7 million at March 31, 2011. However, we remain cautious given the current economic environment and future outlook with slow GDP growth, high unemployment levels, and soft residential and commercial real estate markets. As a result, we continue to build our reserves. At September 30, 2011, the Company’s allowance for loan losses totaled $54.1 million, or 2.01% of total loans, compared to $45.4 million, or 1.62% of total loans, at December 31, 2010. Approximately one-third of our commercial real estate and commercial construction portfolios contractually matures in 2011 and we are actively managing these maturities and continuing to write off collateral deficiencies on all classified loans once they are 90 days delinquent. We expect that market conditions, coupled with the large amount of commercial maturities, will result in an elevated provision for credit losses for the rest of 2011.

During the quarter, the balance of deposits decreased $155.7 million primarily due to the run-off of higher cost, non-relationship-based deposits. At September 30, 2011, we had higher than usual cash balances as we were holding cash to cover additional municipal deposit run-off that is expected to occur during the remainder of 2011, as well as investments that were purchased and had not yet settled as of September 30, 2011. The balance of loans decreased by $42.2 million during the quarter as a result of continued slow loan demand. Also during the quarter, we benefited from the impact of the expense management reduction program we implemented in the first quarter of 2011, as total operating expenses decreased $5.1 million to $28.2 million for the quarter ended September 30, 2011 compared to $33.3 million for the third quarter of 2010.
Highlights for the quarter and year ended September 30, 2011:
•	Non-performing assets were relatively stable during the quarter at $163.5 million compared to $162.6 million at June 30, 2011.
•	At September 30, 2011, the Company’s allowance for loan losses totaled $54.1 million, or 2.01% of total loans, compared to $45.4 million, or 1.62% of total loans, at December 31, 2010.
•
Total deposits decreased by $340.6 million, or 8.6%, to $3.6 billion at September 30, 2011, from $3.9 billion at December 31, 2010, primarily due to the run-off of $369.9 million in municipal deposit accounts.

•
Non-interest income increased by $564 thousand, or 9.8%, to $6.3 million at September 30, 2011 compared to $5.7 million at September 30, 2010 primarily due to a $308 thousand increase in the gain on loan sales related to our SBA lending program and mortgage banking activities, and increased debit card fees.

•
Operating expenses decreased $5.1 million for the quarter ended September 30, 2011 compared to the same period in 2010 as a result of the expense management reduction program implemented during the first quarter of 2011.

•	Capital levels improved and remain strong with tangible capital to tangible assets increasing to 11.2% at September 30, 2011 compared to 10.2% at December 31, 2010.
•
During the quarter, we repurchased approximately 274,000 shares of our stock and adopted a new stock repurchase program that will enable us to acquire up to 2,500,000 shares, or 7.0% of the Company’s outstanding common stock.

Balance Sheet
Total assets decreased $297.2 million, or 6.0%, to $4.6 billion at September 30, 2011 from $4.9 billion at December 31, 2010. During the year, management took advantage of low interest rates to increase profitability, improve the Bank’s capital position and reduce the Bank’s interest rate risk profile by selling investments and reducing higher cost, non-relationship-based municipal deposits. At September 30, 2011, we had higher than usual cash balances as we were holding cash to cover additional municipal deposit run-off that is expected to occur during the remainder of 2011, as well as approximately $77.3 million of investment purchases that had not yet settled as of September 30, 2011. As a result, cash and cash equivalents increased from $90.3 million at December 31, 2010 to $398.1 million at September 30, 2011. The balance of investments at September 30, 2011 decreased $402.7 million, or 24.4%, to $1.2 billion from $1.6 billion at December 31, 2010, as we continue to sell longer term investments to shorten the duration of the investment portfolio and better position Beneficial for rising interest rates.
Total loans decreased $109.0 million, or 3.9%, to $2.7 billion at September 30, 2011 from $2.8 billion at December 31, 2010, primarily due to continued slow loan demand as consumers and businesses continue to deleverage and remain cautious about the economy. We expect loan demand to remain weak for the rest of 2011. Additionally, we continue to sell the majority of our residential mortgage loan production with approximately $12.4 million of loans sold in the third quarter of 2011.

At September 30, 2011, Beneficial’s stockholders’ equity increased to $628.5 million, or 13.6% of total assets, compared to $615.5 million, or 12.5% of total assets, at December 31, 2010.
Net Interest Income
For the quarter ended September 30, 2011, Beneficial reported net interest income of $34.8 million, a decrease of $259 thousand, or 0.7%, from the quarter ended September 30, 2010. Net interest income for the third quarter of 2010 included interest reversals of $2.6 million related to loans that were put on non-accrual status which resulted in a 24 basis point reduction to net interest margin for the quarter. Net interest income for the three months ended September 30, 2011 has been impacted by high levels of cash as we have actively run-off higher cost, non-relationship-based municipal deposits to improve our interest rate risk position and capital levels. The net interest margin was 3.21% for the quarter ended September 30, 2011, compared to 3.14% for the quarter ended September 30, 2010. We have been able to lower the cost of our liabilities to 0.98% for the quarter ended September 30, 2011 compared to 1.27% for the quarter ended September 30, 2010, by reducing borrowings and repricing higher cost deposits. The reduction in deposit costs has been primarily due to decreasing rates on our municipal deposit portfolio as we run-off of higher cost, non-relationship-based municipal deposits. In addition, rates have dropped in all other deposit categories consistent with the interest rate environment.
For the nine months ended September 30, 2011, net interest income decreased $3.2 million, or 2.9%, to $107.3 million from $110.5 million for the nine months ended September 30, 2010. The net interest margin decreased 13 basis points to 3.22% for the nine months ended September 30, 2011, from 3.35% for the nine months ended September 30, 2010. The decrease in net interest income was driven by excess levels of cash and by low interest rates which have reduced the yields on our investment portfolio as excess liquidity is invested at lower yields. Mortgage re-financings have also resulted in lower yields on our mortgage portfolio. We have been able to reduce the cost of our interest bearing liabilities over this time period with average rates decreasing to 1.02% for the nine months ended September 30, 2011, from 1.37% for the nine months ended September 30, 2010.
Non-interest Income
For the quarter ended September 30, 2011, non-interest income totaled $6.3 million, an increase of $564 thousand, or 9.8%, from the quarter ended September 30, 2010. The increase was primarily due to a $308 thousand gain on loan sales related to our SBA lending and mortgage banking programs and a $125 thousand increase in debit card fees.
Non-interest income decreased $2.1 million to $18.2 million for the nine months ended September 30, 2011 compared to the same period in 2010. The decrease in non-interest income was primarily due to a $1.8 million decrease in gain on the sale of securities.
Non-interest Expense
For the quarter ended September 30, 2011, non-interest expense totaled $28.2 million, a decrease of $5.1 million, or 15.4%, from the quarter ended September 30, 2010. The decrease in non-interest expense during the third quarter was primarily due to decreases in salaries and benefits, marketing, and loan expenses as a result of the expense reduction initiatives implemented during the first quarter of 2011.
Non-interest expense decreased $3.8 million to $91.5 million for the nine months ended September 30, 2011 compared to the same period in 2010, primarily due to a $3.9 million decrease in salaries and benefits, a $2.3 million decrease in marketing expense, a $628 thousand decrease in occupancy expense and a $600 thousand decrease in correspondent bank charges as a result of the expense reduction initiatives implemented during the first quarter of 2011. These decreases were partially offset by a $5.1 million restructuring charge related to the previously described expense reduction initiatives implemented in the first quarter of 2011.

Asset Quality
Non-performing loans, including loans 90 days past due and still accruing, remained relatively constant at $144.4 million at September 30, 2011, compared to $143.9 million at June 30, 2011. Non-performing loans at September 30, 2011 included $25.5 million of government guaranteed student loans, which represented 17.7% of total non-performing loans. Net charge offs during the quarter ended September 30, 2011 were $6.2 million, compared to $6.1 million for the quarter ended June 30, 2011, $8.0 million for the quarter ended March 31, 2011 and $7.6 million for the quarter ended December 31, 2010. At September 30, 2011, the Company’s allowance for loan losses totaled $54.1 million, or 2.01% of total loans, compared to $51.3 million, or 1.88% of total loans, at June 30, 2011 and $45.4 million, or 1.62% of total loans, at December 31, 2010.
Capital
Our capital ratios improved compared to the prior quarter as a result of our continued efforts to shrink the Company’s balance sheet. The Company’s capital position remains strong relative to current regulatory requirements. The Company continues to have substantial liquidity as the inflows of deposits have largely been retained in cash or invested in high quality government-backed securities. In addition, the Company continues to have significant available borrowing capacity from its contingent funding sources with over $1.0 billion in available liquidity. Our capital ratios as of September 30, 2011 compared to June 30, 2011 and December 31, 2010, as well as our excess capital over regulatory minimums as of September 30, 2011 to be considered well capitalized are as follows:

				Minimum Well	Excess Capital
	9/30/2011	6/30/2011	12/31/2010	Capitalized Ratio	9/30/2011

Tangible Capital	11.18%	10.87%	10.16%
Tier 1 Capital (to average assets)	9.70%	9.28%	8.89%	5%	$215,808
Tier 1 Capital (to risk weighted assets)	17.67%	17.13%	15.69%	6%	$294,285
Total Capital (to risk weighted assets)	18.93%	18.39%	16.95%	10%	$225,217
About Beneficial Mutual Bancorp, Inc.
Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.
Forward Looking Statements
This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2011	2011	2010	2010
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$38,029	$36,458	$33,778	$38,223
Interest-bearing deposits	360,051	310,704	56,521	177,887

Total cash and cash equivalents	398,080	347,162	90,299	216,110

Trading Securities	—	—	6,316	—

Investment Securities:
Available-for-sale	814,857	901,563	1,541,991	1,419,095
Held-to-maturity	414,319	406,914	86,609	88,782
Federal Home Loan Bank stock, at cost	19,929	20,978	23,244	27,168

Total investment securities	1,249,105	1,329,455	1,651,844	1,535,045

Loans:	2,687,415	2,729,592	2,796,402	2,768,753
Allowance for loan losses	(54,120)	(51,298)	(45,366)	(44,959)

Net loans	2,633,295	2,678,294	2,751,036	2,723,794

Accrued Interest Receivable	16,685	17,496	19,566	18,483

Bank Premises and Equipment, net	60,199	61,302	64,339	69,466

Other Assets:
Goodwill	110,486	110,486	110,486	110,486
Bank owned life insurance	34,901	34,529	33,818	33,464
Other intangibles	14,244	15,153	16,919	17,777
Other assets	115,613	118,604	185,162	174,561

Total other assets	275,244	278,772	346,385	336,288

Total Assets	$4,632,608	$4,712,481	$4,929,785	$4,899,186

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$276,035	$288,799	$282,050	$292,159
Interest bearing deposits	3,325,662	3,468,642	3,660,254	3,566,144

Total deposits	3,601,697	3,757,441	3,942,304	3,858,303
Borrowed funds	250,330	250,326	273,317	343,313
Other liabilities	152,088	80,700	98,617	63,481

Total liabilities	4,004,115	4,088,467	4,314,238	4,265,097

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock — $.01 par value	—	—	—	—
Common Stock — $.01 par value	823	823	823	823
Additional paid-in capital	349,994	349,221	348,415	347,581
Unearned common stock held by employee stock ownership plan	(20,306)	(21,066)	(22,587)	(23,073)
Retained earnings (partially restricted)	309,391	305,313	304,232	304,589
Accumulated other comprehensive income (loss), net	4,516	3,177	(1,882)	12,752
Treasury stock, at cost	(15,925)	(13,454)	(13,454)	(8,583)

Total stockholders’ equity	628,493	624,014	615,547	634,089

Total Liabilities and Stockholders’ Equity	$4,632,608	$4,712,481	$4,929,785	$4,899,186

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
INTEREST INCOME:
Interest and fees on loans	$34,577	$35,610	$35,480	$106,013	$109,940
Interest on overnight investments	254	247	151	603	321
Interest on trading securities	—	—	14	26	70
Interest and dividends on investment securities:
Taxable	8,286	8,952	10,497	27,210	35,146
Tax-exempt	849	923	1,150	2,764	3,552

Total interest income	43,966	45,732	47,292	136,616	149,029

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	1,562	2,195	2,556	6,187	7,616
Money market and savings deposits	2,300	2,293	2,441	6,998	7,045
Time deposits	3,173	3,354	3,395	9,646	11,621

Total	7,035	7,842	8,392	22,831	26,282
Interest on borrowed funds	2,100	2,137	3,810	6,506	12,208

Total interest expense	9,135	9,979	12,202	29,337	38,490

Net interest income	34,831	35,753	35,090	107,279	110,539
Provision for loan losses	9,000	10,000	51,050	29,000	62,200

Net interest income after provision for loan losses	25,831	25,753	(15,960)	78,279	48,339

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,898	1,667	1,944	6,102	6,716
Service charges and other income	4,205	3,470	3,387	11,368	11,076
Net gain on sale of investment securities	197	233	370	616	2,374
Impairment charge on AFS securities	—	—	(88)	—	(88)
Trading securities profits	—	—	123	81	235

Total non-interest income	6,300	5,370	5,736	18,167	20,313

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,960	13,482	15,580	42,452	46,316
Occupancy expense	2,610	2,635	2,906	8,338	8,966
Depreciation, amortization and maintenance	2,165	2,143	2,443	6,556	6,859
Marketing expense	951	872	2,392	2,720	5,041
Intangible amortization expense	908	906	886	2,674	2,653
FDIC Insurance	1,055	1,621	1,361	4,314	4,065
Restructuring charge	—	963	—	5,058	—
Other	6,575	6,475	7,783	19,411	21,415

Total non-interest expense	28,224	29,097	33,351	91,523	95,315

Income (Loss) before income taxes	3,907	2,026	(43,575)	4,923	(26,663)

Income tax (benefit) expense	(172)	47	(21,845)	(236)	(18,057)

NET INCOME (LOSS)	$4,079	$1,979	$(21,730)	$5,159	$(8,606)

EARNINGS (LOSS) PER SHARE — Basic	$0.05	$0.03	$(0.28)	$0.07	$(0.11)
EARNINGS (LOSS) PER SHARE — Diluted	$0.05	$0.03	$(0.28)	$0.07	$(0.11)

Average common shares outstanding — Basic	77,132,264	77,092,682	77,541,313	77,077,506	77,721,359
Average common shares outstanding — Diluted	77,244,916	77,301,043	77,541,313	77,250,785	77,721,359

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Selected Consolidated Financial and Other Data of the Company (Unaudited)
(Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30, 2011		September 30, 2010		September 30, 2011		September 30, 2010
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,627,254	2.31%	$1,648,672	2.87%	$1,700,471	2.40%	$1,606,970	3.24%
Trading Securities	—	0.00%	4,350	1.25%	2,976	1.19%	7,965	1.17%
Overnight investments	397,463	0.25%	237,271	0.25%	318,099	0.25%	169,462	0.25%
Stock	20,248	0.00%	27,764	0.60%	21,435	0.03%	27,965	0.56%
Other Investment securities	1,209,543	3.02%	1,379,287	3.37%	1,357,961	2.94%	1,401,578	3.67%

Loans:	2,708,194	5.09%	2,812,250	5.03%	2,749,367	5.15%	2,797,521	5.25%
Residential	678,447	4.92%	673,600	5.00%	691,976	4.93%	666,153	5.27%
Commercial Real Estate	765,834	4.97%	797,965	4.55%	774,691	5.09%	788,323	4.87%
Business and Small Business	505,706	5.65%	549,331	5.16%	514,807	5.66%	538,109	5.52%
Personal Loans	758,207	4.98%	791,354	5.44%	767,893	5.06%	804,936	5.41%

Total Interest Earning Assets	$4,335,448	4.05%	$4,460,922	4.23%	$4,449,838	4.10%	$4,404,491	4.52%

Deposits:	$3,438,916	0.81%	$3,426,923	0.97%	$3,570,013	0.86%	$3,362,313	1.05%
Savings	764,729	0.65%	651,867	0.75%	733,744	0.67%	605,770	0.72%
Money Market	594,802	0.69%	605,550	0.79%	610,703	0.72%	623,467	0.81%
Demand	440,133	0.21%	382,554	0.28%	422,689	0.23%	369,063	0.30%
Demand — Municipals	764,812	0.69%	901,353	1.01%	912,305	0.80%	872,710	1.04%
Total Core Deposits	2,564,476	0.60%	2,541,324	0.78%	2,679,441	0.66%	2,471,010	0.79%

Time Deposits	874,440	1.44%	885,599	1.53%	890,572	1.46%	891,303	1.75%

Borrowings	250,328	3.33%	376,571	4.01%	257,368	3.38%	401,337	4.07%

Total Interest Bearing Liabilities	$3,689,244	0.98%	$3,803,494	1.27%	$3,827,381	1.02%	$3,763,650	1.37%

Non-interest bearing deposits	275,650		274,642		280,332		263,930

Net interest margin		3.21%		3.14%		3.22%		3.35%

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2011	2011	2010	2010
ASSET QUALITY INDICATORS:
Non-performing assets:
Non-accruing loans	$118,901	$118,697	$95,803	$89,205
Accruing loans past due 90 days or more*	25,515	25,173	27,932	27,106

Total non-performing loans**	$144,416	$143,870	$123,735	$116,311

Real estate owned	19,058	18,740	16,694	17,438

Total non-performing assets	$163,474	$162,610	$140,429	$133,749

Non-performing loans to total loans	5.37%	5.27%	4.42%	4.20%
Non-performing loans to total assets	3.12%	3.05%	2.51%	2.37%
Non-performing assets to total assets	3.53%	3.45%	2.85%	2.73%
Non-performing assets less accruing loans past due 90 days or more to total assets	2.98%	2.92%	2.28%	2.18%

*
Includes $25.5 million, $25.2 million, $27.9 million and $26.6 million in government guaranteed student loans as of September 30, 2011, June 30, 2011, December 31, 2010 and September 30, 2010, respectively.

**
Includes $26.5 million, $27.0 million, $26.7 million and $26.5 million of troubled debt restructured loans (TDRs) as of September 30, 2011, June 30, 2011, December 31, 2010 and September 30, 2010 respectively.

Impaired loan charge offs as a percentage of the unpaid principal balances at September 30, 2011 are as follows:

At September 30, 2011	Recorded	Unpaid Principal		% of Unpaid
(Dollars in thousands)	Investment	Balance	Charge offs	Principal Balance
Impaired Loans by Category:
Commercial Real Estate	$33,373	$46,337	$(12,964)	27.98%
Commercial Business	25,303	32,004	(6,701)	20.94%
Commercial Construction	42,332	69,031	(26,699)	38.68%
Residential Real Estate	14,442	14,991	(549)	3.66%
Residential Construction	1,967	2,066	(99)	4.79%
Consumer Personal	1,484	1,621	(137)	8.45%

Total Impaired Loans	$118,901	$166,050	$(47,149)	28.39%

Key Performance ratios (annualized) are as follows for the three month and nine month periods indicated:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	December 31,	September 30,
	2011	2011	2010	2011	2010
PERFORMANCE RATIOS:(annualized)
Return on average assets	0.34%	0.16%	-0.04%	0.14%	-0.24%
Return on average equity	2.54%	1.30%	-0.28%	1.13%	-1.74%
Net interest margin	3.21%	3.16%	3.24%	3.22%	3.35%
Efficiency ratio	68.79%	70.71%	75.35%	72.91%	72.80%
Tangible Common Equity	11.18%	10.87%	10.16%	11.18%	10.60%